                         PROVIDENT INSTITUTIONAL FUNDS

               AMENDED CASH MANAGEMENT SHAREHOLDER SERVICES PLAN
               -------------------------------------------------


     This Shareholder Services Plan (the "Plan") is adopted by the Trust with respect to the Cash Management Shares of TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund (each "a Series") of the Trust as amended from time to time, subject to the terms and conditions set forth herein.

     Section 1.  Upon the recommendation of PFPC Inc. ("PFPC" or the "Co-
     ---------
Administrator"), a co-administrator of Provident Institutional Funds (the "Trust"), any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees ("Cash Management Servicing Agreements") with institutional shareholders of record ("Service Organizations") of Cash Management Shares of a Series of the Trust's shares of beneficial interest, including TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund. Such Servicing Agreements shall require the Service Organizations to provide support services as set forth therein to their customers who beneficially own such Cash Management Shares (as described in the Trust's respective Prospectuses) in consideration for a fee, computed daily and paid monthly in the manner, and pursuant to the allocation, set forth in the Servicing Agreements, at the annual rate of up to .50% of the average daily net asset value of the Cash Management Shares held by the Service Organizations on behalf of their customers, of which .25% is for support service which is not "service" within the meaning of the applicable rule of the National Association of Securities Dealers, Inc. All expenses incurred by the Trust with respect to Cash Management Shares of a particular investment portfolio in connection with the Cash Management Servicing Agreements and the implementation of this Plan shall be expenses of the Cash Management Class of Shares.

     Section 2.  The Co-Administrator shall monitor the arrangements pertaining
     ---------
to the Trust's Servicing Agreements with Service Organizations in accordance with the terms of the Administration Agreement with the Trust. The Co-Administrator shall not, however, be obliged by this Plan to recommend, and the Trust shall not be obliged to execute, any Cash Management Shareholder Servicing Agreement with any qualifying Service Organization.

     Section 3.  So long as this Plan is in effect, the Co-Administrator shall
     ---------
provide to the Trust's Board of Trustees, and the trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     Section 4.  This Plan shall become effective as of May 10, 2000 subject to
     ---------
the approval of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the Board of Trustees, including a majority of the trustees who are not "interested persons" as defined in the Investment Company Act of 1940 (the "Act") of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Cash Management Servicing Agreements or other agreements related to this Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement).

     Section 5.  Unless sooner terminated, this Plan shall continue so long as
     ---------
its continuance is specifically approved at least annually in the manner set forth in Section 4.

     Section 6.  This Plan may be amended at any time by the Board of Trustees,
     ---------
provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

     Section 7.  This Plan is terminable at any time by vote of a majority of
     ---------
the Disinterested Trustees.

     Section 8.  The names "Provident Institutional Funds" and "Trustees of
     ---------
Provident Institutional Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated October 21, 1998, which is hereby referred to and a copy of which is on file at the principal office of the Trust. The obligations of "Provident Institutional Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property allocated to such shares for the enforcement of any claims against the Trust.

                                      -2-